Exhibit 99.1

Exhibit 99.1: Transcript Excerpts from StanCorp Financial Group, Inc. Second Quarter 2007 Earnings Conference Call on July 26, 2007

Jukka Lipponen—Keefe, Bruyette and Woods—Analyst

So if you exclude that, then your sales were really down I think 24% year-over-year, and especially in light of the comments regarding the pipeline being good, I’m still, I guess, a little confused about—as far as the current quarter result, and then your optimism going forward.

Greg Ness—StanCorp Financial Group, Inc.—SVP of Insurance Services Group

…While we clearly won’t make this a practice, the preview is that when we compare our July, 2006 sales with our known July 2007 sales, there is a significant increase. In fact, if our July 2007 sales fall just short of doubling our third quarter for 2006.

[Later]

Ed Spehar—Merrill Lynch—Analyst

And then finally just to clarify comments just made about sales, I think, if I heard you correctly, you’re saying that you’re—was it just referencing LTD, or are we talking about group insurance sales, given what we know today, should we double what they were in the quarter of last year?

Greg Ness—StanCorp Financial Group, Inc.—SVP of Insurance Services Group

My comments relate to the July 2007 sales, and if I look at the group insurance sales for July 2007, and compare those to third quarter of 2006, we have exceeded the July 2000—or the third quarter of 2006 numbers by a significant amount already with only July sales.

Ed Spehar—Merrill Lynch—Analyst

But they fell just short of doubling, were you talking July versus July.

Greg Ness—StanCorp Financial Group, Inc.—SVP of Insurance Services Group

No I would say July 2007 sales fall short of doubling third quarter of 2006.